Exhibit 10.1

GENERAL RELEASE

TO BE ACCEPTED, THIS DOCUMENT MUST BE SIGNED, WITHOUT ANY
ALTERATIONS, AND SUBMITTED TO R. L. SOVINE
OF MARATHON OIL COMPANY’S HUMAN RESOURCES ORGANIZATION,
NO LATER THAN 4:00 P.M. ON JUNE 28, 2005

Section 1. Consideration

I, Stephen J. Lowden, am voluntarily signing this release in return for:

1)                                      Payment of $670,000 (Six Hundred Seventy Thousand Dollars and No Cents), subject to appropriate payroll deductions including withholding for federal, state, local, social security, and Medicare taxes.  I understand that this payment will be made as soon as administratively feasible and prudent after this release becomes irrevocable so long as the terms of this General Release remain in effect.  I understand and agree that payment under this Release may not be accelerated and that the Consideration is not assignable.

2)                                      Payment of $15,000 in lieu of executive outplacement services.

3)                                      Payment of $15,000 in lieu of 2005 Executive Tax Assistance and Financial Planning.

4)                                      Payment of $3,000 in lieu of 2006 Executive Tax Assistance.

5)                                      Payment of $10,000 in recognition of 12 months of COBRA health plan contributions.

The foregoing items shall be referred to collectively as the “Consideration.”

I agree that my employment with Marathon Oil Company (“Marathon”) ended immediately prior to midnight on May 31, 2005, and I also agree that I am not eligible for, nor eligible to elect to receive, any benefits under the Termination Allowance Plan of Marathon Oil Company.

I have received and reviewed this General Release and I have also had the opportunity to ask any questions I have had regarding this General Release.

I understand that I will be entitled to the Consideration referenced above only if I sign an unaltered copy of this General Release, in the presence of a notary public, and then submit the General Release to R. L. Sovine of Marathon Oil Company’s Human Resources Organization, on or before June 28, 2005.  I understand that if I submit the General Release by mail, it must be postmarked no later than that date.

I further understand that the above-described Consideration is above and beyond any benefits or payments that would be provided to me by Marathon upon the termination of employment if I did not sign this General Release.  By receiving the Consideration provided through this General Release, I understand that I will not be eligible for a benefit under the Termination Allowance Plan.

Section 2. Complete Release

Consideration, Scope, Parties Released

I have chosen to sign this General Release in return for my entitlement to the Consideration described above in Section 1 of this General Release.  I am providing this release not only on my own behalf, but also on behalf of my heirs, executors, and assigns.  My release is being given to the following persons and entities:

(1)                                  Marathon Oil Corporation, Marathon Oil Company, Marathon Pipe Line Company, Marathon Ashland Petroleum LLC, Marathon Service Company and all the direct or indirect parents, subsidiaries and affiliates of any of these companies, including any of their predecessors and successors (“the Marathon Group”);

(2)                                  the past, present and future agents, officers, directors, employees, stockholders, owners, insurers, representatives and assigns of the members of the Marathon Group;

(3)                                  the employee benefit plans of members of the Marathon Group, as well as the insurers, trustees, administrators and fiduciaries of such plans; and

(4)                                  any other persons acting by, through, under or in concert with any of the persons or entities listed in (1) through (3) above.

Claims Released

Except for the claims listed in the final paragraph of this Section 2, I hereby unconditionally, fully and forever release the persons and entities listed above from all claims, demands, causes of action or similar rights of any nature, whether known or unknown, which I may have against any or all of them including, but not limited to, those arising out of or in any way related to my employment within the Marathon Group or the termination of that employment.  Examples of claims released include, but are not limited to, claims for attorneys fees, claims for employment or re-employment, claims for benefits under the Termination Allowance Plan of Marathon Oil Company, claims for any additional benefits because of the payment of the Consideration to me, and claims arising under any of the following statutes, executive orders or common law doctrines:

(1)                                  the Age Discrimination in Employment Act, which prohibits age discrimination in employment;

(2)                                  Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866 and, to the extent it may be applicable, Executive Order 11246, which collectively prohibit discrimination based on race, color, national origin, religion or sex;

(3)                                  the Equal Pay Act, which prohibits paying men and women unequal pay for equal work;

(4)                                  the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled;

(5)                                  any other federal, state or local laws or regulations prohibiting discrimination in employment;

(6)                                  the Workers Adjustment and Retraining Notification Act, which requires that advance notice be given of certain work force reductions;

(7)                                  the Employee Retirement Income Security Act of 1974 which, among other things, protects pension and health benefits;

(8)                                  the Fair Labor Standards Act of 1938, which regulates wage and hour matters;

(9)                                  federal, state or local laws (including statutes, regulations, other administrative guidance and common law doctrines) which provide recourse for alleged wrongful discharge, physical or personal injury, emotional distress, breach of contract, fraud, negligent misrepresentation, libel, slander, defamation and similar or related claims;

(10)                            the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances;

(11)                            any other federal, state, or local laws or regulations relating to employment, such as veterans’ reemployment rights laws or laws restricting an employer’s right to terminate employees; and

(12)                            rights to unvested restricted stock and unvested stocks options and stock appreciation rights.

Release Extends to both Known and Unknown Claims

This General Release covers both claims that I know about and those I may not know about.  I expressly waive all rights afforded by any statute or common law doctrine which limits in any way the effect of a release with respect to unknown claims.

Claims Not Released

I am not releasing:

(1)                      any rights or claims under the Age Discrimination in Employment Act that arise after the date that I sign this General Release;

(2)                      my rights to the Consideration described in Section 1 of this General Release;

(3)                      any claims I may have which relate solely to my participation in the tax-qualified employee pension plans (and any related non-qualified deferred compensation arrangements) maintained by members of the Marathon Group;

(4)                      any claims I may have which relate solely to vested outstanding option and/or stock appreciation rights with respect to common stock issued by Marathon Oil Corporation subject to the terms of those plans;

(5)                      any claims I may have which relate solely to “COBRA” continuation of coverage rights under group health plans maintained by members of the Marathon Group;

(6)                      any claims I may have for workers’ compensation benefits or for unemployment compensation benefits;

(7)                      any claims I may have for reimbursement for covered or authorized expenses I or my dependents incurred, prior to my termination, under the Health Plan of Marathon Oil Company, the Marathon Dental Plans, the Transfer Allowance Plan or the business expense reimbursement policy;

(8)                      any claims I may have for reimbursement or tax services under Marathon’s Tax Equalization Policy;

(9)                      any rights I may have to indemnification under the Indemnification Policy of Marathon Oil Company subject to the terms of that policy; and

(10)                any rights I may have to vacation pay for calendar year 2005.

(11)                Any claims I may have which relate solely to my participation in the Level Premium Life Insurance Plan of Marathon Oil Company.

Section 3. No Future Lawsuits or Recoveries

I promise never to file a lawsuit or any administrative proceeding asserting any causes of action or claims that are released in Section 2 of this General Release.  I agree that I will not collect damages or payment if any action or legal proceeding is brought, or has been brought, by someone else on my behalf with respect to the released claims.  If, prior to the date this General Release becomes irrevocable under Section 9, I have any pending lawsuit with respect to any claim this General Release releases, I agree to request, in writing, that the lawsuit be dismissed with prejudice.  I also agree to make the request on or before the date this General Release becomes irrevocable under Section 9 and to immediately provide written evidence of my request to Marathon.  I further agree to take any other steps which are necessary or appropriate to obtain a dismissal of the lawsuit or any administrative proceeding, with prejudice.

If I break any of my promises contained in this General Release, such as filing a lawsuit or administrative proceeding based on claims that I released, I understand that the Marathon Group may seek to have a court order me to pay for any costs and expenses incurred by any released person or entity in successfully defending itself to which such person or entity may be legally entitled, including reasonable attorney’s fees.

Section 4. Release of Claims by Marathon Group

The Marathon Group hereby unconditionally, fully and forever releases Stephen J. Lowden, his successor and assigns, from all claims, demands, causes of action or similar rights of any nature, whether known or unknown, which they may have against Stephen J. Lowden for events, acts or omissions occurring prior to the execution of this agreement, including but not limited to those arising out of or related to his employment with any member of the Marathon Group.  In the event any member of the Marathon Group violates the terms of this release of claims, Stephen J. Lowden’s agreement to release those claims identified in Section 2 shall become null and void.  In the event Stephen J. Lowden breaches or violates any of the terms of this General Release, the release of claims by the Marathon Group in this Section 4 shall become null and void.

Section 5. Confidentiality

I agree that I will not disclose to others or use, whether directly or indirectly, any Confidential Information obtained by or disclosed to me during the course of my employment with Marathon, except to the extent required by law, and except for information which is or becomes publicly available other than as a result of a breach of the provisions of this Section by me.  “Confidential Information” shall mean information about Marathon or any member of the Marathon Group and its respective suppliers, clients and customers that is not disclosed by Marathon for financial reporting purposes, including (without limitation) proprietary knowledge, trade secrets, market research, data, formulae, or other similar information, as well as supplier, client, and customer lists and all papers, resumes, and records (including electronic records) of the documents containing such Confidential Information.  I further agree to deliver or return to Marathon upon my termination all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by any member of the Marathon Group or prepared or obtained by me during the course of my employment with Marathon.  I understand that the obligations of this nondisclosure clause do not apply to any information which is or becomes public or in the public domain by action of Marathon or through no fault of my own.

In order to enforce the terms of this nondisclosure clause, I acknowledge and understand that, in the event of an actual or anticipated breach, Marathon may pursue any and all remedies available to it, including, but not limited to, those under the Economic Espionage Act, the Texas Theft Liability Act, and any other applicable federal or state statutory or common laws.

Section 6. No Promises

I agree that the members of the Marathon Group and their employees have made no promises or representations to me regarding benefit entitlements which led me to decide to sign this General Release, other than any promises or representations which are contained in this Release and in any written materials provided to me in connection with my being informed of my right to elect to receive the Consideration described in Section 1.

Section 7. Termination of Employment and
Resignation from Other Company Related Positions

I acknowledge that my employment with Marathon terminated immediately prior to midnight on May 31, 2005, and I acknowledge and agree that my employment within the Marathon Group will not be resumed again in the future.  I promise never to seek employment in the future with any member of the Marathon Group or with any entity in which any member of the Marathon Group currently has a direct or indirect ownership interest.  Coincident with the date of my termination, I am also resigning as an officer, director, member, member representative, member of the board of managers or any other similar position or positions with the Marathon Group, or any other entity, which I hold as a result of my employment with the Marathon Group and I agree to execute any documents appropriate to facilitate any such resignation immediately upon request.

Section 8. Period for Review and Consideration of General Release

I agree that I have been given at least twenty-one (21) days to review and consider this General Release before the deadline for submitting it.  I understand that I may use as much of this period of time as I wish to prior to reaching a decision regarding the signing of the General Release.

Section 9. Advice to Consult with Attorney

I understand that I am advised to consult with an attorney (at my own expense) before signing this General Release and that, to the extent I deemed it appropriate, I did so.

Section 10. Effective Date and My Right to Revoke General Release

I understand that this General Release shall not become effective or enforceable until the revocation period discussed in the next paragraph has passed.

I understand that I may revoke this General Release after I sign it by submitting a written notice of revocation to R. L. Sovine of Marathon Oil Company’s Human Resources Organization not later than  the end of the eighth day following the date I sign the General Release.  I understand that if I submit the written notice of revocation by mail, it must be postmarked no later than the eighth day following the date on which I sign the General Release.  I also understand that if I revoke this General Release it shall not be effective or enforceable, and I will not receive the Consideration referenced in Section 1 of this General Release.  I understand that the Consideration described in Section 1 will not be provided until after this General Release becomes irrevocable.

Section 11. Non-Admission of Liability

I understand that the Marathon Group does not believe or admit that it or any released person or entity has done anything wrong.  I agree that this General Release shall not be admissible in any court or other forum for any purpose other than for the enforcement of its terms.

Section 12. Death Before Payment of the Consideration

I understand that if I am otherwise eligible for the Consideration, and I should die after signing this General Release, but before the Consideration is paid to me in full, the amount of the Consideration described in Section 1 which has not been paid to me will be paid to my estate.  This is the case, however, only if I did not revoke this General Release before my death.  I also understand that if I am otherwise eligible for the Consideration described in Section 1, but die before signing this General Release, the Consideration will not be paid to my estate nor to anyone else.  I also understand that in no event will the Consideration be payable to anyone if I should die prior to the end of my employment.

Section 13. Company Property

I have returned to the Marathon Group all originals and copies of any files, memoranda, documents, records, credit cards, keys, cell phones, electronic devices and any other Marathon Group property in my possession.

 Section 14. False Claims Representations and Promises

I have disclosed to the Marathon Group any information I have concerning any conduct involving Marathon Oil Company or any other Marathon Group member that I have any reason to believe may be unlawful or involve any false claims to the United States or any other government.  I promise to cooperate fully in any investigation  Marathon Oil Company or any other Marathon Group member undertakes into matters occurring during my employment within the Marathon Group.  I understand that nothing in this General Release prevents me from cooperating with any United States or other government investigation.

Section 15. Future Cooperation

I agree that I will promptly and fully respond to all inquiries from Marathon relating to any lawsuit with respect to which I have relevant information and will be willing, if reasonably available, to testify in connection with that lawsuit.  To the extent I incur out-of-pocket expenses (such transportation, lodging, meals, postage or telephone charges) in assisting Marathon in response to its request, Marathon will mail me a reimbursement check for those expenses within 30 days after it receives my request for payment with satisfactory written substantiation of the claimed expenses.

Section 16. Modification/Execution of General Release

This General Release may not be modified or cancelled in any manner except by a writing signed by both me and any member of the Marathon Group.  It is not necessary that Marathon sign this General Release for it to become binding upon Marathon and me.  This General Release shall be binding on the Marathon Group when it becomes irrevocable pursuant to Section 9.

Section 17. Partial Invalidity of the General Release

I agree that if any term or provision of this General Release is determined by a court or other appropriate authority to be invalid, void, or unenforceable for any reason, the remainder of the terms and provisions of this General Release shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 18. Interpretation

This General Release shall be construed as a whole according to its fair meaning.  It shall not be construed strictly for or against me or any released person or entity.  Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other.  Captions are intended solely for convenience of reference and shall not be used in the interpretation of this General Release.  The validity, construction, interpretation, and administration of this General Release shall be governed by substantive laws of the State of Texas.

I ACKNOWLEDGE THAT I HAVE READ THIS GENERAL RELEASE, UNDERSTAND IT, AND AM VOLUNTARILY SIGNING IT.

PLEASE READ THIS GENERAL RELEASE CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTIONS 7 AND 9 AND CONSULT YOUR ATTORNEY.

YOUR SIGNATURE MUST BE WITNESSED BY A NOTARY PUBLIC.

/s/ Stephen J. Lowden	June 11, 2005
Stephen J. Lowden

WITNESS BY A NOTARY PUBLIC:

STATE OF Texas

COUNTY OF Harris

This instrument was acknowledged before me on June 11, 2005 by Stephen J. Lowden.

/s/ Robert E. Siegrist
Notary Public as Witness